As filed with the Securities and Exchange Commission on September 13, 2007

Registration No. 333-145206

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	48-1056429
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

501 Kansas Avenue

Kansas City, Kansas 66105-1309

(913) 621-9500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:

ELIZABETH M. BRAHAM	RICHARD M. WRIGHT, JR.
Executive Vice President and Chief Financial Officer	Gilmore & Bell, P.C.
501 Kansas Avenue	2405 Grand Boulevard
Kansas City, Kansas 66105	Suite 1100
(913) 621-9500	Kansas City, Missouri 64108
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(816) 221-1000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the follow box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$150,000,000

EPIQ SYSTEMS, INC.

Debt Securities

Preferred Stock

Common Stock

We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series.

The aggregate initial offering price of the securities that we will offer will not exceed $150,000,000.  We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings.  The securities may be offered separately or together in any combination or as a separate series.

This prospectus provides you with a general description of the securities that may be offered.  Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus.  The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by our subsidiaries.  The supplements may also add, update or change information contained in this prospectus.  This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods.  See “Plan of Distribution.”  The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive.  The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering.  You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk.  Please read carefully the section entitled “Risk Factors” beginning on page 2 of this prospectus.  Our common stock is listed on the Nasdaq Global Market under the symbol “EPIQ.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process.  Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150 million.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities.  The prospectus supplement may also add, update or change information contained in this prospectus.  Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized any dealer, salesman or other person to provide you with additional or different information.  This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.  You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

In this prospectus, in other filings with the SEC and in press releases and other public statements by our officers throughout the year, we make or will make statements that plan for or anticipate the future.  These forward-looking statements include statements about our future business plans and strategies, and other statements that are not historical in nature.  These forward-looking statements are based on our current expectations.  You will find many of these statements in the following sections:

•   “Prospectus Summary” beginning on page 1;

•   “Risk Factors” beginning on page 2; and

•   “Incorporation of Certain Information By Reference” on page 21.

Forward-looking statements may be identified by words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “may,” “estimated,” “potential,” “goal,” and “objective.”  Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, provide a “safe harbor” for forward-looking statements.  In order to comply with the terms of the safe harbor, and because forward-looking statements involve future risks and uncertainties, listed in, “Risk Factors,” of this prospectus are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements.  We undertake no obligation to update any forward-looking statements contained herein or in future communications to reflect future events or developments.

ii

PROSPECTUS SUMMARY

This is a summary of our business and this offering.  You should read carefully this entire prospectus and the documents to which we have referred you before you make a decision about investing in our securities.

Our Business

We provide technology-based solutions for the legal and fiduciary services industries.  Our products and services assist clients with the administration of complex legal proceedings, including electronic litigation discovery, bankruptcy administration and class action administration.  Our clients include law firms, corporate legal departments, bankruptcy trustees, and other professional advisors who require sophisticated case administration and document management capabilities, extensive subject matter expertise and a high service capacity.  We provide clients with an integrated offering of both proprietary technology and value-added services that comprehensively address their extensive business requirements.

We have three operating segments:  (i) electronic discovery, (ii) bankruptcy trustee, and (iii) settlements and claims.  We revised our operating segments in the first quarter of 2007.  The segment information for all periods presented in our Annual Report on Form 10-K for the year ended December 31, 2006, have been updated in a Current Report on Form 8-K, filed by us with the SEC on August 7, 2007.  Our electronic discovery business provides electronic discovery services to corporations and the litigation department of law firms.  Produced documents are made available primarily through our hosted site, and our DocuMatrix™ software allows for efficient plaintiff and defendant counsel review and data requests.  Our bankruptcy trustee segment provides solutions that address the needs of Chapter 7 and Chapter 13 trustees to process large caseloads and to make required distributions to creditors accurately and efficiently. Our settlements and claims segment administers complex legal proceedings, which involve notification for Chapter 11 bankruptcies and class action and mass tort lawsuits of a class of actual or potential claimants or creditors and the administration of funds related to settlement with the class of claimants or creditors.

We were incorporated in the State of Missouri on July 13, 1988.  Our principal executive office is located at 501 Kansas Avenue, Kansas City, Kansas 66105.  The telephone number at that address is (913) 621-9500.  Our website address is www.epiqsystems.com.  Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part.

Explanatory Note Regarding Our Recent Stock Split

On June 7, 2007, we paid a 3-for-2 stock split to holders of record of our common stock as of May 24, 2007.  Unless otherwise indicated, all share and per share amounts in this prospectus give effect to the 3-for-2 common stock split effected as a 50% stock dividend.

Risk Factors

You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors,” beginning on page 2, as well as other information include in or incorporated by reference into this prospectus and specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement before deciding whether to invest in our securities.

RISK FACTORS

You should carefully consider the following factors and other information included or incorporated by reference in this prospectus before deciding to purchase our securities.  Any of these risks could have a material adverse effect on our business, financial condition, results of operations and prospects, which could in turn have a material adverse effect on the price of or market for our securities.  In this case, you may lose all or part of your investment.

Risks Related to our Business

We compete with other third party providers primarily on the basis of the technological features and capabilities of our products and services, and we could lose existing customers and fail to attract new business if we do not keep pace with technological changes.

The markets for case and document management products and services are competitive, continually evolving and subject to technological change.  We believe that the principal competitive factors in the markets we serve include the breadth and quality of system and software solution offerings, the stability of the information systems provider, the features and capabilities of the product and service offerings, and the potential for future product and service enhancements.  Our success depends upon our ability to keep pace with technological change and to introduce, on a timely and cost-effective basis, new and enhanced software solutions and services that satisfy changing client requirements and achieve market acceptance.

We have a limited number of clients and referral sources.

We rely on a limited number of referral sources that support new business engagements.   Our future financial performance will depend on our ability to retain existing customer accounts, to attract business from new customers, to maintain our existing referral relationships, and to develop new referral relationships.

Security problems with, or product liability claims arising from, our software products and errors or fraud related to our business processes could cause increased expense for litigation, increased service costs or damage to our reputation.

We have included security features in our products that are intended to protect the privacy and integrity of data, including confidential client or consumer data.  Security for our products is critical given the confidential nature of the information our software processes.  Our software products and the systems on which the products are used may not be impervious to intentional break-ins (“hacking”) or other disruptive disclosures or problems, whether as a result of inadvertent third party action, employee action, malfeasance, or other. Hacking or other disruptive problems could result in the diversion of our development resources, damage to our reputation, increased service costs or impaired market acceptance of our products, any of which could result in higher expenses or lower revenues.  Additionally, we could be exposed to potential liability claims related to the unauthorized access to or release of confidential client or consumer data.  Defending such liability claims could result in increased expenses for litigation or claims settlement and a significant diversion of our management’s attention.

Furthermore, we administer claims and provide professional services for third parties.  Errors or fraud related to the processing or payment of these claims or errors related to the delivery of professional services could result in the diversion of management resources, damage to our reputation, increased service costs or impaired market acceptance of our services, any of which could result in higher expenses or lower revenues.  Additionally, such errors or fraud could result in lawsuits alleging damages.  Defending such claims could result in increased expenses for litigation or claims settlement and a significant diversion of our management’s attention.

Interruptions or delays in service related to third-party facilities could impair the delivery of our service and harm our business.

We provide certain of our services through computer hardware that is located in third-party facilities.  We do not control the operation of these facilities, and they are subject to damage or interruption from earthquakes, tornadoes, floods, fires, power loss, terrorist attacks, telecommunications failures and similar events.  They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct.  The occurrence of any of these events, a decision to close a facility without adequate notice, or other unanticipated problems at a facility could result in interruptions in certain of our services. In addition, the failure by our vendor to provide our required data communications capacity could result in interruptions in our service.  Any damage to, or failure of, our systems could reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their agreements with us and adversely affect our ability to secure business in the future.  Our business will be harmed if our customers and potential customers believe our services are unreliable.

New releases of our software products may have undetected errors, which could cause litigation claims against us or damage to our reputation.

We intend to continue to issue new releases of our software products periodically.  Complex software products, such as those we offer, can contain undetected errors when first introduced or as new versions are released.  Any introduction of new products and future releases has a risk of undetected errors.  These undetected errors may be discovered only after a product has been installed and used either in our internal processing or by our customers.  Likewise, the software products we acquire in business acquisitions have a risk of undetected errors.

Errors may be found in our software products in the future.  Any undetected errors, as well as any difficulties in installing and maintaining our new software and releases or difficulties training customers and their staffs on the utilization of new products and releases, may result in a delay or loss of revenue, diversion of development resources, damage to our reputation, increased service costs, increased expense for litigation or claims settlement, or impaired market acceptance of our products.

We rely on third-party hardware and software, which could cause errors or failures of our service.

We rely on hardware purchased or leased and software licensed from third parties in order to offer certain services.  Any errors or defects in third-party hardware or software could result in errors in our software products or a failure of our service which could harm our business.

Substantially all of our Chapter 7 revenues are collected through a single financial institution, and the termination of that marketing arrangement could cause uncertainty and adversely affect our future Chapter 7 revenue and earnings.

The application of Chapter 7 bankruptcy regulations discourages Chapter 7 trustees from incurring direct administrative costs for computer system expenses.  As a result, we provide our products and services to Chapter 7 trustee customers at no direct charge, and our Chapter 7 trustee customers agree to deposit the cash proceeds from liquidations of debtors’ assets with a designated financial institution with which we have a Chapter 7 marketing arrangement.  We have arrangements with several financial institutions under which our Chapter 7 trustees deposit the Chapter 7 liquidated assets at one of those financial institutions.  Under these arrangements:

•                  we license our proprietary software to the trustee and furnish hardware, conversion services, training and customer support, all at no cost to the trustee;

•                  the financial institution provides certain banking services to the joint trustee customers; and

•                  we collect from the financial institution monthly revenues based primarily upon a percentage of the total liquidated assets on deposit at that financial institution.

These bankruptcy deposit-based fees are the largest component of our Chapter 7 revenues.

Previously, we promoted our Chapter 7 product exclusively through a marketing arrangement established with Bank of America in November 1993.  Substantially all of our Chapter 7 revenues are collected through this relationship.  On April 1, 2004, this exclusive marketing arrangement became a non-exclusive arrangement.  During February 2006, the parties extended the non-exclusive arrangement indefinitely.  Either party may, with appropriate notice, wind down the arrangement over a period of three years, including the notice period.  If either party were to give notice of termination of this arrangement, we could experience uncertainty relating to the transfer of Chapter 7 trustee deposits to other financial institutions, and we could experience a decline in revenues and earnings as those deposits are transferred during the wind-down period.

Chapter 7 revenues from Bank of America comprised 14% of our total revenue recognized for the six months ended June 30, 2007, and 38%, 3% and 3% of our total revenue recognized for the years ended December 31, 2006, 2005, and 2004, respectively.  As of December 31, 2005 and 2004, we had recorded on our consolidated balance sheets $59.7 million, and $35.2 million, respectively, of deferred revenue related to our arrangement with Bank of America.  There was no deferred revenue related to our arrangement with Bank of America as of December 31, 2006.

Our pricing models for Chapter 7 trustee clients have a component of pricing tied to prevailing interest rates, and a significant decline in interest rates would adversely affect our revenues and earnings.

Under the Chapter 7 marketing arrangements we have with each depository financial institution, certain fees we earn for deposits placed with those financial institution could have, within certain limits, variability based on fluctuations in short-term interest rates.  A significant decline in short-term interest rates could adversely affect our Chapter 7 revenues and earnings.

We depend upon our key personnel and we may not be able to retain them or to attract, assimilate and retain highly qualified employees in the future.

Our future success may depend upon the continued service of our senior management and certain of our key technical personnel and our continuing ability to attract, assimilate and retain highly qualified technical, managerial, and sales and marketing personnel.  We do not have employment agreements with our Chief Executive Officer, President, or Chief Financial Officer.  We maintain key-man life insurance policies on our Chief Executive Officer and our President.  The loss of the services of any of these executives or other key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse impact on our results of operations.

The integration of acquired businesses is time consuming, may distract our management from our other operations, and can be expensive, all of which could reduce or eliminate our expected earnings.

Since January 1, 2002, we acquired eight businesses at a combined cost of approximately $330 million in cash and stock.  We may consider additional opportunities to acquire other companies, assets or product lines that complement or expand our business.  If we are unsuccessful in integrating these companies or product lines with our existing operations, or if integration is more difficult than anticipated, we may experience disruptions to our operations.  A difficult or unsuccessful integration of an acquired business would likely have a material adverse effect on our results of operations.

Some of the risks that may affect our ability to integrate or realize any anticipated benefits from companies we acquire include those associated with:

•                  unexpected losses of key employees or customers of the acquired business;

•                  conforming standards, processes, procedures and controls of the acquired business with our operations;

•                  increasing the scope, geographic diversity and complexity of our operations;

•                  difficulties in transferring processes and know-how;

•                  difficulties in the assimilation of acquired operations, technologies or products;

•                  diversion of management’s attention from other business concerns;

•                  adverse effects on existing business relationships with customers; and

•                  the challenges of operating internationally.

Our intellectual property is not protected through patents or formal copyright registration.  Therefore, we do not have the full benefit of patent or copyright laws to prevent others from replicating our software.

Our intellectual property rights are not protected through patents or formal copyright registration.  We may not be able to protect our trade secrets or prevent others from independently developing substantially equivalent proprietary information and techniques or from otherwise gaining access to our trade secrets.  In addition, foreign intellectual property laws may not protect our intellectual property rights.  Moreover, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringements.  Litigation of this nature could result in substantial expense for us and diversion of management and other resources, which could result in a loss of revenue and profits.

We may be sued by third parties for alleged infringement of their proprietary rights.

The software and internet industries are characterized by the existence of a large number of patents, trademarks, and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights.  We have received in the past, and may receive in the future, communications from third parties claiming that we have infringed on the intellectual property rights of others.  Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming and expensive to resolve, could divert management attention from executing our business plan, and could require us to pay monetary damages or enter into royalty or licensing agreements. In addition, certain customer agreements require us to indemnify our customers for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling on such a claim.  An adverse determination could also prevent us from offering our service to others.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and diversion of management time and attention from operational activities to compliance activities.

Compliance with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, and Nasdaq rules, are time consuming and expensive.  Since 2002, we have spent substantial amounts of management time and have incurred substantial legal and accounting expense in complying with the Sarbanes-Oxley Act and regulatory initiatives resulting from that Act.  Complying with these new laws and regulations also creates uncertainty for companies such as ours.  These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity.  As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are committed to maintaining high standards of corporate governance and public disclosure.  As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.  In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our external auditors’ certification of that assessment have required the commitment of significant financial and managerial resources.  We expect these efforts to require the continued commitment of significant resources.

SEC rules implementing Section 404 of Sarbanes-Oxley require disclosure of the remediation of significant deficiencies or material weaknesses in internal controls over financial reporting and the existence, at year-end, of material weaknesses related to our internal control over financial reporting.  During 2006, we restated certain previously issued consolidated and condensed consolidated financial statements.  Related to this restatement, we identified a material weakness, which was remediated prior to December 31, 2006, related to our 2005 consolidated financial statements.  If we have material weaknesses in our internal control over financial reporting or a restatement in the future, the price of our common stock could be adversely affected.

Risks Related to our Common Stock

Our quarterly results have fluctuated in the past and may fluctuate in the future.  If they do, our operating results may not meet the expectations of securities analysts or investors.  This could cause fluctuations in the market price of our common stock.

Our quarterly results have fluctuated during the past and may fluctuate in the future.  Our quarterly revenues and operating results are increasingly difficult to forecast.  It is possible that our future quarterly results from operations from time to time will not meet the expectations of securities analysts or investors.  This could cause a material drop in the market price of our common stock.

Our business will continue to be affected by a number of factors, any one of which could substantially affect our results of operations for a particular fiscal quarter.  Specifically, our quarterly results from operations can vary due to:

•                  the initiation or termination of a large corporate restructuring, class action or electronic discovery engagement;

•                  the timing, size, cancellation or rescheduling of customer orders;

•                  fluctuations in bankruptcy trustees’ deposit balances;

•                  unanticipated expenses related to software maintenance or customer service; and

•                  unexpected legal or regulatory expenses.

Our stock price may be volatile even if our quarterly results do not fluctuate significantly.

If our quarterly results fluctuate, the market price for our common stock may fluctuate as well and those fluctuations may be significant.  Even if we report stable or increased earnings, the market price of our common stock may be volatile.  There are a number of factors, beyond earnings fluctuations, that can affect the market price of our common stock, including the following:

•                  a decrease in market demand for our stock;

•                  downward revisions in securities analysts’ estimates;

•                  announcements of technological innovations or new products developed by us or our competitors;

•                  the degree of customer acceptance of new products or enhancements offered by us; and

•                  general market conditions and other economic factors.

In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of stocks of technology companies and that have often been unrelated to the operating performance of particular companies.  The market price of our common stock has been volatile and this is likely to continue.

We do not pay cash dividends on our common stock and our common stock may not appreciate in value or even maintain the price at which it was purchased.

We presently do not intend to pay any cash dividends on our common stock.  In addition, certain terms of our convertible notes restrict our payment of dividends while the subordinated convertible debt is outstanding, and certain provisions in our credit agreement may restrict our ability to pay dividends in the future.  Subject to any financial covenants in current or future financing agreements that directly or indirectly restrict the payment of dividends, the payment of dividends is within the discretion of our board of directors and will depend upon our future earnings, if any, our capital requirements, our financial condition and any other factors that the board of directors may consider.  We currently intend to retain all earnings to reduce our debt and for use in the operation and expansion of our business.  As a result, the success of an investment in our common stock will depend entirely upon its future appreciation.  Our common stock may not appreciate in value or even maintain the price at which it was purchased.

The use of our common stock to fund acquisitions or to refinance debt incurred for acquisitions could dilute existing shares.

We have used our common stock to partly fund acquisitions and to refinance debt.  During June 2004, we issued $50 million of convertible notes, which are convertible into approximately 4.3 million shares of common stock, to refinance a portion of the purchase price for the January 2004 Poorman-Douglas acquisition.  During November 2005, we issued approximately 1.8 million shares of common stock in connection with our nMatrix acquisition.  We may consider issuing additional common shares, including shares subject to this registration statement, and using the proceeds to pay part or all of our indebtedness.

We may consider further opportunities to acquire companies, assets or product lines that complement or expand our business.  We expect that future acquisitions, if any, could provide for consideration to be paid in cash, shares of our common stock, or a combination of cash and shares.  If the consideration for an acquisition is paid in common stock, existing shareholders’ investments could be diluted.  Furthermore, we may decide to issue convertible debt or additional shares of common stock, including securities subject to this registration statement, and use part or all of the proceeds to finance or refinance the costs of any past or future acquisitions.

Our articles of incorporation and Missouri law contain provisions that could be used by us to discourage or prevent a takeover of our company.

Some provisions of our articles of incorporation could make it more difficult for a third party to acquire control of our company, even if the change of control would be beneficial to certain shareholders.  For example, our articles of incorporation include “blank check” preferred stock provisions, which permit our board of directors to issue one or more series of preferred stock without shareholder approval.  In conjunction with the issuance of a series of preferred stock, the board is authorized to fix the rights of that series, including voting rights, liquidation preferences, conversion rights and redemption privileges.  The board could issue a series of preferred stock to a friendly investor and use one or more of these features of the preferred stock to discourage or prevent a takeover of the company.  Additionally, our articles of incorporation do not permit cumulative voting in the election of directors.  Cumulative voting, if available, would enable minority shareholders to elect one or more representatives to the board in certain circumstances, which could be used by third parties to facilitate a takeover of our company that was opposed by our board or management.

In addition, the General and Business Corporation Law of Missouri, under which we are incorporated, provides that any merger involving the company must be approved by the holders of not less than two-thirds of the outstanding shares of capital stock entitled to vote on the merger.  Presently, our only outstanding voting securities are our shares of common stock.  Accordingly, shareholders with voting power over as little as one-third of our outstanding common stock could block a merger proposal, even if that merger proposal were supported by our board of directors or shareholders holding a majority of our then outstanding shares of common stock.

Risks Related to Debt Securities

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell the debt securities or to sell the debt securities at a price that you deem sufficient.

Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market.  We may elect not to list any debt securities sold pursuant to this prospectus on a national securities exchange.  While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time.  It is possible that:

•                  no market for any series of debt securities will develop or continue;

•                  any market for any series of debt securities that does develop will have very limited liquidity; or

•                  you may not be able to sell any debt securities you own at a price equal to the price you paid for those securities.

Holders of any debt securities sold pursuant to this prospectus will be effectively subordinated to our secured indebtedness.

Holders of our secured indebtedness, including the indebtedness under our existing credit facility, have claims with respect to our assets constituting collateral for their indebtedness that are prior to the claims of any debt securities sold pursuant to this prospectus.  In the future, we may incur additional secured indebtedness, which may be supplemental to existing secured indebtedness or may be used to refinance current secured indebtedness.  In the event of a default on any secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on debt securities sold pursuant to this prospectus.  Accordingly, any secured indebtedness would effectively be senior to such series of debt securities to the extent of the value of the collateral securing the indebtedness.  To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the debt securities issued pursuant to this prospectus and the holders of other claims against us with respect to our other assets.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated.

	Years Ended December 31,					Six Months Ended
	2002	2003	2004	2005	2006	June 30, 2007

Ratio of earnings to fixed charges	57.4	31.1	N/A	0.2	4.8	1.4

The ratios were computed by dividing earnings by fixed charges.  For this purpose, “earnings” represent the aggregate of (i) income from continuing operations before income taxes and (ii) fixed charges (excluding capitalized interest).  “Fixed charges” consist of interest expense (including only interest on third party indebtedness and excluding interest expense accrued on uncertain tax positions), amortization of debt discount and deferred financing costs.

For the year ended December 31, 2004, we had a total loss.  Accordingly, our earnings to fixed charges ratio was less than one to one coverage.  The amount of such deficiency was $11,603,000.

For the year ended December 31, 2005, our earnings to fixed charges ratio was less than one to one coverage.  The amount of such deficiency was $6,242,000.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus for general corporate purposes.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Market under the symbol “EPIQ.”  The following table shows the reported high and low sales prices for the common stock for the periods indicated as reported by Nasdaq:

	Common Stock Price
Year Ended December 31	High	Low
2005
First Quarter	$10.00	$8.03
Second Quarter	11.31	8.60
Third Quarter	14.81	10.75
Fourth Quarter	14.96	11.47
2006
First Quarter	$15.60	$12.03
Second Quarter	12.75	9.88
Third Quarter	11.42	9.68
Fourth Quarter	11.73	9.54
2007
First Quarter	$13.59	$10.99
Second Quarter	18.28	13.56
Third Quarter (through September 11)	18.86	14.02

There are approximately 100 owners of record of our common stock and approximately 4,200 beneficial owners of our common stock.  The last reported sale price of our common stock on September 11, 2007, as reported by Nasdaq, was $18.09.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus in or outside the United States (a) through underwriters or dealers, (b) through agents or (c) in private sales directly to one or more purchasers.  The prospectus supplement relating to any offering of securities will include the following information:

•                  the terms of the offering;

•                  the names of any underwriters, and respective amounts underwritten;

•                  the names of any dealers or agents;

•                  the name or names of any managing underwriter or underwriters;

•                  the purchase price of the securities purchased from us;

•                  the net proceeds to us from the sale of the securities;

•                  any delayed delivery arrangements;

•                  any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•                  any initial public offering price;

•                  any discounts or concessions allowed or reallowed or paid to dealers; and

•                  any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account.  The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price at varying prices determined at the time of sale.  Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters.  Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them.  The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market.  These transactions may include stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position.  The short position may be either a covered short position or a naked short position.  In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option.  In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option.  The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market.

Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.  In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.  If the underwriters sell more securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the offered securities or preventing or retarding a decline in the market price of the offered securities.  As a result, the price of the offered securities may be higher than the price that might otherwise exist in the open market.  These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

If we use dealers in the sale of securities, the securities will be sold directly to them as principals.  They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

We may sell the securities directly.  In this case, no underwriters or agents would be involved.  We may sell securities upon the exercise of rights that we may issue to our security holders.  We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of those securities.

We may sell the securities through agents we designate from time to time.  Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts.  These contracts would provide for payment and delivery on a specified date in the future.  The contracts would be subject only to those conditions described in the prospectus supplement.  The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers on underwriters may be required to make.  Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of their business.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus.  While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.  The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.  No prospectus supplement, however, will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.  As of the date of this prospectus, we have no outstanding registered debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture.  We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture.  We have filed these documents as exhibits to the registration statement, which includes this prospectus.  We use the term “indentures” in this prospectus to refer to both the senior indenture and the subordinated indenture, in each case, as supplemented by one or more supplemental indentures.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended, (the “Trust Indenture Act”).  We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.  We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the indenture that contains the terms of the debt securities.  Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in each applicable prospectus supplement the terms relating to a series of debt securities, including:

•                                          the title;

•                                          the principal amount being offered and, if a series, the total amount authorized and the total amount outstanding;

•                                          any limit on the amount that may be issued;

•                                          whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•                                          the maturity date;

•                                          whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•                                          the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•                                          whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•                                          the terms of the subordination of any series of subordinated debt;

•                                          the place where payments will be payable;

•                                          restrictions on transfer, sale or other assignment, if any;

•                                          our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•                                          the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•                                          the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•                                          whether the indenture will restrict our ability or the ability of our subsidiaries to:

•                                          incur additional indebtedness;

•                                          issue additional securities;

•                                          create liens;

•                                          pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

•                                          redeem capital stock;

•                                          place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•                                          make investments or other restricted payments;

•                                          sell or otherwise dispose of assets;

•                                          enter into sale-leaseback transactions;

•                                          engage in transactions with shareholders or affiliates;

•                                          issue or sell stock of our subsidiaries; or

•                                          effect a consolidation or merger;

•                                          whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•                                          a discussion of certain material or special United States federal income tax considerations applicable to the debt securities;

•                                          information describing any book-entry features;

•                                          provisions for a sinking fund purchase or other analogous fund, if any;

•                                          whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•                                          the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 or any integral multiple thereof; and

•                                          any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or our other securities.  We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option.  We may include provisions pursuant to which the number of shares of common stock, preferred stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets.  However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.  If the debt securities are convertible for our securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default under the Indentures

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•                                          if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•                                          if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

•                                          if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•                                          if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately.  If an event of default specified in the last bullet point above occurs with respect to us, the principal amount and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity.  The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•                                          the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•                                          subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•                                          the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•                                          the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•                                          the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•                                          to fix any ambiguity, defect or inconsistency in the indenture;

•                                          to comply with the provisions described above under “— Consolidation, Merger or Sale”;

•                                          to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

•                                          to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•                                          to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•                                          to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•                                          to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•                                          to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•                                          to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•                                          extending the fixed maturity of the series of debt securities;

•                                          reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•                                          reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•                                          register the transfer or exchange of debt securities of the series;

•                                          replace stolen, lost or mutilated debt securities of the series;

•                                          maintain paying agencies;

•                                          hold monies for payment in trust;

•                                          recover excess money held by the debenture trustee;

•                                          compensate and indemnify the debenture trustee; and

•                                          appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•                                          issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•                                          register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.

Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest

We will pay the principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders.  Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series.  We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.  We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.  The subordinated indenture does not limit the amount of subordinated debt securities that we may issue.  It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF CAPITAL STOCK

Under our articles of incorporation, our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share.  Our common stock is traded on the Nasdaq Global Market under the symbol “EPIQ,” and is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of common stock.  Cumulative voting is not permitted in the election of directors.  The holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor.  If we are liquidated, dissolved or wound-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock.  The holders of common stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares.  All outstanding shares of common stock are fully paid and non-assessable, and, upon completion of the offering, the shares of common stock offered by us will be fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized to designate any series of preferred stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of common stock.  No shares of preferred stock are issued or outstanding.

Our board of directors may create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such securityholder beneficially owning or commencing a tender offer for a substantial amount of common stock.  One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management.  The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control without any further action by the shareholders.  We have no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and any applicable prospectus supplements in the certificate of designation relating to each such series.  We will incorporate by reference as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to one or more current reports on Form 8-K, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock.  This description will include:

•                  the title and stated value;

•                  the number of shares we are offering;

•                  the liquidation preference per share;

•                  the purchase price per share;

•                  the dividend rate per share, dividend period, payment date or dates and method of calculation for dividends;

•                  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•                  our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•                  the procedures for any auction and remarketing, if any;

•                  the provisions for a sinking fund, if any;

•                  the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•                  any listing of the preferred stock on any securities exchange or market;

•                  whether the preferred stock will be convertible into our common stock or other securities of ours, including warrants, and, if applicable, the conversion price, or how it will be calculated, and under what circumstances and the mechanism by which it may be adjusted, and the conversion period;

•                  whether the preferred stock will be exchangeable into debt securities or other securities of ours, and, if applicable, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted, and the exchange period;

•                  voting rights, if any;

•                  restrictions on transfer, sale or other assignment, if any;

•                  whether interests in the preferred stock will be represented by depositary shares;

•                  a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•                  the relative ranking of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•                  any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•                  any other specific terms, rights, preferences, privileges, qualifications, limitations of or restrictions on the preferred stock.

If we issue and sell shares of preferred stock pursuant to this prospectus, together with any applicable prospectus supplement, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock and reduce the likelihood that common shareholders will receive dividend payments and payments upon liquidation.  Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Missouri Anti-Takeover Statutes

The Missouri General and Business Corporations Law (“GBCL”) requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock to approve certain fundamental corporate transactions, including mergers, consolidations or the sale of all or substantially all our assets.  As of September 11, 2007, our directors and executive officers beneficially own approximately 22.5% of our outstanding shares of common stock.

Transfer Agent and Registrar

Wells Fargo Bank, N.A. is the transfer agent and registrar for our common stock.  If we issue shares of preferred stock pursuant to this prospectus, we intend to name Wells Fargo Bank, N.A. as the transfer agent and registrar for our preferred stock.

LEGAL COUNSEL

The validity of the securities being offered pursuant to this prospectus will be passed upon for us by Gilmore & Bell, P.C., Kansas City, Missouri, our securities counsel.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Epiq Systems, Inc. and subsidiaries incorporated in this prospectus by reference from the Current Report on Form 8-K, dated August 7, 2007, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Epiq Systems, Inc. and subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP., an independent registered public accounting firm, as stated in their reports, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a “reporting company” as that term is used in the Securities Exchange Act of 1934.  As a reporting company, we are required to file reports, proxy statements and other information with the SEC, including the information listed below.  We make available free of charge through our internet website, www.epiqsystems.com, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed with or furnished to the SEC as soon as reasonably practicable after we electronically file those reports with or furnish them to the SEC.  You may read and copy any of the reports, proxy statements and other information that we have filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, NE, Washington, D.C. 20549.  You may get information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding us and other issuers that electronically file information with the SEC.  The address of that site is http://www.sec.gov.  The contents of these websites are not incorporated into this prospectus.  Further, our references to the URLs for these websites are intended to be inactive textual references only.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus.  This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission.  Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate.  The registration statement may be inspected at the SEC’s Public Reference Room, located at 100 F Street, NE, Washington, D.C. 20549 and is available to you on the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC.  The information incorporated by reference is considered to be part of this prospectus.  When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•      Our Annual Report on Form 10-K/A for the year ended December 31, 2005, as filed with the SEC on February 8, 2007.

•      Our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2006, as filed with the SEC on February 8, 2007.

•      Our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2006, as filed with the SEC on February 8, 2007.

•      Our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2006, as filed with the SEC on February 8, 2007.

•                  Our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 9, 2007.

•                  Our Current Report on Form 8-K, as filed with the SEC on April 4, 2007.

•                  Our Current Report on Form 8-K, as filed with the SEC on May 1, 2007.

•                  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC on May 7, 2007.

•                  Our Current Report on Form 8-K, as filed with the SEC on May 11, 2007.

•                  Our Current Report on Form 8-K, as filed with the SEC on May 21, 2007.

•                  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, as filed with the SEC on July 30, 2007.

•                  Our Current Report on Form 8-K, as filed with the SEC on August 7, 2007.

All documents subsequently filed by us in compliance with Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering are incorporated by reference into this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of the information that is incorporated by reference in this prospectus (including exhibits that are specifically incorporated by reference in that information).  Any request should be directed to:  Investor Relations, Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105, telephone (913) 621-9500.

[OUTSIDE BACK COVER]

$150,000,000

Debt Securities

Preferred Stock

Common Stock

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, the information and representations must not be relied upon as having been authorized by us or the selling shareholder.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.  Neither the delivery of this prospectus nor any sale made using this prospectus will create any implication that the information contained in this prospectus is correct as of any time after its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                            Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the registration, issuance and distribution of the securities.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$4,605
Legal fees and expenses	250,000
Accounting fees and expenses	42,000
Blue sky fees and expenses	-0-
Transfer agent fees and expenses	-0-
Trustee’s fees and expenses	5,000
Total	$301,605

Item 15.                            Indemnification of Directors and Officers

Pursuant to the Missouri General and Business Corporations Law, the Company’s bylaws provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, trustee or in any other comparable position of another entity) against all liabilities and expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws), ERISA excise taxes or penalties or other expenses actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that the Company will not be required to indemnify or advance any expenses in connection with any action, suit or proceeding initiated by such person (including, without limitation, any cross-claim or counterclaim) to any such person unless the initiation of such action, suit or proceeding was authorized by the Board of Directors or as otherwise provided in the Company’s bylaws.

The Company’s bylaws also provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, trustee or in any other comparable position of another entity) against amounts paid in settlement thereof (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws) and all expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense of settlement of the action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of the action, suit or proceeding) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided that no indemnification shall be made in respect of any such claim, issue or matter as to which the person shall have been adjudged to be liable for negligence or misconduct in the performance of the person’s duties to the Company except as otherwise set forth in the Company’s bylaws.

Any indemnification with regard to the foregoing, unless ordered by a court, will be made by the Company only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct set forth in the bylaws.  The determination shall be made by a majority vote of a quorum of disinterested directors, of if such quorum is not attainable, or even if obtainable, at the direction of a quorum of disinterested directors, by independent legal counsel in a written opinion or by the shareholders.

The Company’s bylaws also provide that expenses incurred in defending a civil or criminal action, suit or proceeding will be paid by the Company in advance of the final disposition of the action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the person to repay such amounts unless it is ultimately determined that he is entitled to be indemnified by the Company as authorized in the bylaws.

The indemnification discussed in this section is not exclusive of any other rights the party seeking indemnification may have.  The Company also maintains directors and officers liability insurance on its directors and executive officers.

Item 16.                            Exhibits

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.                            Undertakings

We hereby undertake:

(a)	Rule 415 offering.

The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and we have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Kansas, on this 13th day of September, 2007.

EPIQ SYSTEMS, INC.

By:	/s/ Tom W. Olofson
Tom W. Olofson
Chairman and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Name and Title	Date

/s/ Tom W. Olofson	Tom W. Olofson	September 13, 2007
Chairman of the Board, Chief Executive Officer
and Director
(Principal Executive Officer)

*	Christopher E. Olofson	September 13, 2007
President, Chief Operating Officer and Director

/s/ Elizabeth M. Braham	Elizabeth M. Braham	September 13, 2007
Executive Vice President and Chief Financial
Officer
(Principal Financial Officer)

/s/ Douglas W. Fleming	Douglas W. Fleming	September 13, 2007
Director of Finance, Chief Accounting Officer
(Principal Accounting Officer)

*	W. Bryan Satterlee	September 13, 2007
Director

*	Edward M. Connolly, Jr.	September 13, 2007
Director

*	James A. Byrnes	September 13, 2007
Director

*	Joel Pelofsky	September 13, 2007
Director

*By: /s/ Tom W. Olofson
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation, as amended through June 2, 2004.(1)

3.2	Bylaws, as amended and restated.(2)

4.1	Reference is hereby made to Exhibits 3.1 and 3.2.

4.2	Form of Common Stock Certificate. (3)

4.3	Form of Senior Debt Indenture.†

4.4	Form of Subordinated Debt Indenture.†

5.1	Opinion of Gilmore & Bell, P.C.†

12.1	Computation of Ratio of Earnings to Fixed Charges.†

23.1	Consent of Gilmore & Bell, P.C. included in Exhibit 5.1.

23.2	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.*

24.1	Power of Attorney.†

25.1	Statement of Eligibility of Trustee under the Senior Debt Indenture.†

25.2	Statement of Eligibility of Trustee under the Subordinated Debt Indenture.†

*	Filed herewith.
†	Previously filed.
(1)	Incorporated by reference and previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 8, 2006.
(2)	Incorporated by reference and previously filed as an exhibit to our current report on Form 8-K, filed with the SEC on May 21, 2007.
(3)	Incorporated by reference and previously filed as an exhibit to our Registration Statement on Form SB-2/A, filed with the SEC on January 29, 1997.